Collectors Universe Expands Asian Operations to Mainland China
Establishes Strategic Partnership to Drive Chinese Coin Submissions

NEWPORT BEACH, CA – April 4, 2013 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that its PCGS coin grading and authentication business will expand its international services by establishing operations in mainland China during 2013.

PCGS will establish an office in Shanghai to grade and authenticate modern Chinese coins dated after 1970 and vintage Chinese coins from the late 1700s to the mid-20th century.

“Interest in collecting and investing in coins continues to grow in China.  In 2013, over 11 million silver and gold Panda coins were produced for collectors, and even more mintages are expected to come in future years.  As a division of a publicly traded company, PCGS will bring the highest level of transparency and security to the coin collecting community in mainland China.  PCGS’ presence in China should add value and liquidity to Chinese coins,” said Mr. Don Willis, President of PCGS.

“PCGS is also pleased to announce a strategic partnership agreement with Shanghai Quanping Collectibles Co. Ltd.,” said Ms. Muriel Eymery, PCGS Vice President of International Business Development. “Quanping, coordinated by Mr. Yu Jiwei, Chairman of www.Jibi.net, and including other prominent Chinese coin leaders as its shareholders, will market PCGS services and operate official and exclusive coin submission centers on behalf of PCGS in mainland China,” continued Eymery.

The portal (www.jibi.net) is the most influential source for coin news in China, and is an important marketplace for the modern coin community in China.  “We will leverage resources at Jibi.net to promote PCGS in China.  I am confident that our synergy with PCGS will help create a vibrant marketplace, benefiting collectors and dealers, modern and vintage alike, and define a new era for  the Chinese coin community,” said Mr. Yu Jiwei.

PCGS opened coin submission centers in Paris, France in 2010 to serve the European market and in Hong Kong in 2012 to serve the Asian market.

For more information, please visit our website at www.PCGSasia.com

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, and memorabilia (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Collectors Universe, Inc.
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Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2012, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of  precious metals and collectible coins ; the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause a slowing in the growth or even a decline in gold and silver prices, any of which could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission on August 30, 2012.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com